EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-130740 on Form S-8 of Republic Bancorp, Inc. of our report dated June 28, 2012, appearing in this annual report on Form 11-K of Republic Bancorp 401(k)/Profit Sharing Plan and Trust (formerly known as Republic Bancorp 401(k)/Profit Sharing Plan and Trust) for the year ended December 31, 2011.

/s/ Crowe Horwath, LLP

Louisville, Kentucky

June 28, 2012